Exhibit 99.1

MEDALLION FINANCIAL CORP.

437 Madison Avenue, 38th Floor

New York, New York 10022

November 21, 2003

Dear Stockholder:

On November 4, 2003, the Board of Directors authorized a stock repurchase program (the “Repurchase Program”) for up to $10,000,000 worth of common stock, par value $0.01 per share (the “Common Stock”), of Medallion Financial Corp. (the “Company”). Under the terms of the Repurchase Program, the Company may repurchase its Common Stock in the open market from time-to-time as detailed below.

Pursuant to the Repurchase Program and applicable securities laws and regulations, the Repurchase Program will commence no earlier than the thirtieth (30th) calendar day following the mailing date of this notice, and is expected to conclude on the one hundred eightieth (180th) calendar day following the commencement of the program. If the Company has not repurchased up to $10 million of Common Stock at the end of that period, the Company may extend the term of the Repurchase Program for an additional repurchase period or periods, until the Company has repurchased up to that total amount authorized under the Repurchase Program.

The Company and its Board of Directors believe the Repurchase Program is a productive and valuable use of capital. Thank you for your continued and steadfast support of our Company.

Sincerely,

/s/ Alvin Murstein

Alvin Murstein Chairman of the Board of Directors and Chief Executive Officer